Exhibit 21.1

Subsidiaries of

Geospace Technologies Corporation

GTC, Inc., a Texas corporation

Geospace Technologies Canada, Inc., an Alberta corporation

Exile Technologies Limited, a United Kingdom company

Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

Geospace Technologies Sucursal Sudamericana, a Colombia Branch Office

Geospace Brasil Equipmentos Sismicos EIRELI, a Brazilian company

Aquana LLC, a Vermont limited liability company

Quantum Technology Sciences, Inc., a Florida corporation

Geovox Securities, Inc., a Texas Corporation